Exhibit 10.1

INVESTMENT AGREEMENT

dated as of August 5, 2020

by and among

Viad Corp,

Crestview IV VC TE Holdings, LLC,

Crestview IV VC Holdings, L.P.,

and

Crestview IV VC CI Holdings, L.P.

i

TABLE OF CONTENTS

(Cont'd)

		Page
5.16	Non-Recourse	33
5.17	Definitions	33

ii

LIST OF EXHIBITS

Exhibit A: Form of Certificate of Designations

Exhibit B: Form of Stockholders Agreement

Exhibit C: Form of Registration Rights Agreement

iii

This INVESTMENT AGREEMENT, dated as of August 5, 2020 (this "Agreement"), by and among Viad Corp, a Delaware corporation (the "Company"), Crestview IV VC TE Holdings, LLC, a Delaware limited liability company ("Crestview VC TE"), Crestview IV VC Holdings, L.P., a Delaware limited partnership ("Crestview VC Holdings") and Crestview IV VC CI Holdings, L.P., a Delaware limited partnership ("Crestview VC CI" and, together with Crestview VC TE and Crestview VC Holdings, the "Purchasers" and each, a "Purchaser"). Capitalized terms used herein are defined in Section 5.17 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.

RECITALS:

WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of the Company's convertible participating preferred stock, par value $0.01 per share, designated as "5.5% Series A Convertible Preferred Stock" (the "Preferred Stock"), having the terms set forth in the Certificate of Designations in substantially the form attached hereto as Exhibit A (the "Certificate of Designations"), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

PURCHASES; CLOSINGS

1.1Purchases. On the terms and subject to the conditions herein, the Company agrees to sell and issue to each Purchaser, and each Purchaser agrees to severally purchase from the Company: (a) at the First Closing, the number of shares of Preferred Stock set forth opposite such Purchaser's name in Schedule I hereto (such shares of Preferred Stock, the "First Closing Shares") and (b) at each Subsequent Closing, subject to the Company's delivery of an Exercise Notice in accordance with Section 1.3(a), in accordance with the respective percentages set forth opposite such Purchaser's name in Schedule I hereto (each such percentage, the "Pro Rata Share"), that number of shares of Preferred Stock (such shares of Preferred Stock, the "Subsequent Closing Shares", and together with the First Closing Shares, the "Shares") equal to such Purchaser's Pro Rata Share of the aggregate amount set forth in such Exercise Notice (which shall not be less than 5,000 shares in total for each such Subsequent Closing); provided that (i) the Company may only deliver up to three (3) Exercise Notices and (ii) the aggregate number of Subsequent Closing Shares shall not exceed 45,000 shares of Preferred Stock as to all Subsequent Closings (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), in each case, free and clear of any Liens (other than Liens incurred by the Purchasers, restrictions arising under this Agreement or the Stockholders Agreement or restrictions arising under applicable securities Laws), at a purchase price of $1,000 per Share. The aggregate purchase price for the First Closing shall be $135,000,000 and the aggregate purchase price for all Subsequent Closings shall not exceed $45,000,000.

1.2First Closing.

(a)The closing of the purchase by the Purchasers of the First Closing Shares pursuant to this Agreement (the "First Closing") shall be held remotely via the exchange of final documents and signature pages, on the date of this Agreement, subject to the prior satisfaction or waiver of the applicable conditions set forth in Section 1.4 (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to their satisfaction) (the date on which the First Closing actually occurs, the "First Closing Date").

(b)Subject to the satisfaction or waiver on or prior to the First Closing Date of the applicable conditions to the First Closing in Section 1.4, at the First Closing:

(1)the Company will deliver, or cause to be delivered, to the Purchasers (i) evidence reasonably satisfactory to the Purchasers of the issuance of the applicable First Closing Shares in the name of each Purchaser by book entry on the stock ledger of the Company (or, if the First Closing Shares are to be represented in certificated form, a certificate representing the First Closing Shares), (ii) a counterpart to the Stockholders Agreement, in the form attached hereto as Exhibit B (the "Stockholders Agreement"), executed by the Company, (iii) a counterpart to the Registration Rights Agreement, in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), executed by the Company, and (iv) all other documents, instruments and writings required to be delivered by the Company to the Purchasers at or prior to the First Closing pursuant to this Agreement; and

(2)each Purchaser will severally deliver or cause to be delivered

(i)to a bank account designated by the Company in writing at least two

(2) business days prior to the First Closing Date, such Purchaser's respective portion of the First Closing Purchase Price as set forth opposite such Purchaser's name on Schedule I hereto by wire transfer of immediately available funds, (ii) a counterpart to the Stockholders Agreement executed by the parties thereto, other than the Company, (iii) a counterpart to the Registration Rights Agreement executed by such Purchaser and (iv) all other documents, instruments and writings required to be delivered by such Purchaser to the Company at or prior to the First Closing pursuant to this Agreement.

(c)All deliveries at the First Closing will be deemed to occur simultaneously.

1.3Subsequent Closings.

(a)Each closing of the purchase by the Purchasers of Subsequent Closing Shares pursuant to this Agreement (the "Subsequent Closings") shall be held remotely via the exchange of final documents and signature pages, on the later of (i) the second business day following the satisfaction or waiver of the applicable conditions set forth in Section 1.4 (other than those conditions that by their nature are to be satisfied at any Subsequent Closing, but subject to their satisfaction) and (ii) the tenth (10th) business day after which the Company provides written notice to the Purchasers that the Company is exercising its option to sell Subsequent Closing Shares pursuant to Section 1.1 and the number of Subsequent Closing Shares, which shall not be less than 5,000 shares of Preferred Stock (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), the Company intends to sell in such Subsequent Closing (such written notice an "Exercise Notice"), or at such other date, time and place as the Purchasers and the Company agree (each such date, a "Subsequent Closing Date" and, together with the First Closing Date, the "Closing Dates"). Exercise Notices in respect of a Subsequent Closing may not be revoked once delivered and may only be delivered by the Company to the Purchasers on or prior to August 5, 2021 (the "Exercise Expiration Date") and no Subsequent Closing shall occur following the date of a Change of Control (as defined in the Certificate of Designations). For the avoidance of doubt, the Company may deliver to the Purchasers one or more (but in no event more than three (3)) Exercise Notices at any time on or prior to the Exercise Expiration Date; provided, that, the aggregate number of Subsequent Closing Shares subject to all Exercise Notices will not exceed 45,000 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations or the like).

(b)Subject to the satisfaction or waiver on or prior to any Subsequent Closing Date of the applicable conditions to the Subsequent Closing in Section 1.4, at such Subsequent Closing:

(1)the Company will deliver, or cause to be delivered, to the Purchasers (i) evidence reasonably satisfactory to the Purchasers of the issuance of the Subsequent Closing Shares to be issued in connection with such Subsequent Closing in the name of each Purchaser by book entry on the stock ledger of the Company (or, if such Subsequent Closing Shares are to be represented in certificated form, a certificate representing such Subsequent Closing Shares) and (ii) all other documents, instruments and writings required to be delivered by the Company to the Purchasers at or prior to any such Subsequent Closing pursuant to this Agreement; and

(2)each Purchaser will severally deliver or cause to be delivered

(i)to a bank account designated by the Company in writing at least two (2) business days prior to such Subsequent Closing Date, an amount equal to such Purchaser's Pro Rata Share of the Subsequent Closing Purchase Price by wire transfer of immediately available funds and (ii) all other documents, instruments and writings required to be delivered by such Purchaser to the Company at or prior to any Subsequent Closing pursuant to this Agreement.

(c)All deliveries at such Subsequent Closing will be deemed to occur simultaneously.

1.4Conditions to the Closings.

(a)The obligation of each Purchaser, on the one hand, and the Company, on the other hand, to effect each of the First Closing and each Subsequent Closing (together, the "Closings") is subject to the satisfaction or written waiver by such Purchaser and the Company as of such

Closing of the following condition: no temporary restraining order, preliminary or permanent injunction or other judgment or order shall have been issued, enacted, promulgated, entered into or enforced by any Governmental Entity and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(b)The obligation of each Purchaser to effect the First Closing is also subject to the satisfaction or written waiver by such Purchaser as of the First Closing, as applicable, of the following conditions:

(1)(i) the representations and warranties of the Company set forth in Section 2.1 hereof (other than the Company Fundamental Representations and the representations and warranties set forth in Section 2.1(j) (Absence of Certain Changes)) shall be true and correct (disregarding all qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the First Closing Date (except to the extent that such representation or warranty speaks to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not and would not be reasonably expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 2.1(j) (Absence of Certain Changes) shall be true and correct in all respects as of the First Closing Date, and (iii) the representations and warranties of the Company set forth in Sections 2.1(a) (Organization and Authority), 2.1(b) (Capitalization), 2.1(c)(1) (Authorization), 2.1(c)(2) (Authorization), 2.1(c)(3) (Authorization), 2.1(c)(4)(i)(A) (Authorization), 2.1(d) (Sale of Securities), 2.1(e) (Status of Securities), 2.1(g) (Brokers and Finders) and 2.1(n) (Listing and Maintenance Requirements) (the representations and warranties of the Company referred to in this clause (iii), collectively, the "Company Fundamental Representations") shall be true and correct in all material respects as of the First Closing Date;

(2)the Company shall have performed and complied with, in all material respects, all obligations required to be performed and complied with by it pursuant to this Agreement at or prior to the First Closing;

(3)the Purchasers shall have received a certificate signed on behalf of the Company by a duly authorized Person certifying to the effect that the conditions set forth in Sections 1.4(b)(1) and (2) have been satisfied as of the First Closing Date;

(4)the Company shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware on or prior to the First Closing, and the Certificate of Designations shall continue to be in full force and effect as of the First Closing; and

(5)the Company and the lenders party thereto shall have executed and delivered an amendment to the Credit Agreement in form and substance reasonably satisfactory to the Purchasers.

(c)The obligation of the Company to effect the First Closing is also subject to the satisfaction or written waiver by the Company as of the First Closing, as applicable, of the following conditions:

(1)(i) the representations and warranties of each Purchaser set forth in Section 2.2 hereof (other than the Purchaser Fundamental Representations) shall be true and correct (disregarding all qualifications or limitations as to materiality set forth therein) as of the First Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not prevented or materially delayed or would not reasonably be expected to prevent or materially delay the consummation of the First Closing and (ii) the representations and warranties of each Purchaser set forth in Sections 2.2(a) (Organization and Authority), 2.2(b)(1) (Authorization) and 2.2(d) (Brokers and Finders) (the representations and warranties of each Purchaser referred to in this clause (ii), collectively, such Purchaser's "Purchaser Fundamental Representations") shall be true and correct in all material respects as of the First Closing Date;

(2)each Purchaser shall have severally performed and complied with, in all material respects, all obligations required to be performed and complied with by it pursuant to this Agreement at or prior to the First Closing;

(3)the Company shall have received a certificate signed on behalf of each Purchaser by a duly authorized Person certifying to the effect that the conditions set forth in Sections 1.4(c)(1) and (2) have been satisfied as of the First Closing Date; and

(4)each Purchaser shall have delivered to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or Form W-8 certifying that such Purchaser is not subject to backup withholding.

(d)The obligation of each Purchaser to effect any Subsequent Closing is subject to the satisfaction or written waiver by such Purchaser as of such Subsequent Closing of the following conditions:

(1)the First Closing shall have occurred;

(2)the representations and warranties of the Company set forth in Sections 2.1(a) (Organization and Authority), 2.1(c)(1) (Authorization),

2.1(c)(2) (Authorization), 2.1(c)(4)(i)(A) (Authorization), 2.1(d) (Sale of Securities), 2.1(e) (Status of Securities), 2.1(g) (Brokers and Finders) and 2.1(n) (Listing and Maintenance Requirements) (collectively, the "Subsequent Closing Representations") shall be true and correct in all material respects as of such Subsequent Closing Date;

(3)no Effect shall have occurred or arisen since the date of the First Closing that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(4)the Purchasers shall have received a certificate signed on behalf of the Company by a duly authorized Person certifying to the effect that the conditions set forth in Section 1.4(d)(2) and 1.4(d)(3) have been satisfied as of such Subsequent Closing Date and that, immediately prior to such Subsequent Closing, the Company is Solvent;

(5)approval by the stockholders of the Company of the issuance of the Subsequent Closing Shares at such Subsequent Closing shall have been obtained, if and to the extent required as a condition to such issuance, under the then-applicable rules of the NYSE; provided that the foregoing condition shall be deemed to have been satisfied if and to the extent Stockholder Approval has been obtained prior to such Subsequent Closing; and

(6)if applicable to such Subsequent Closing, such Subsequent Closing can be consummated in accordance with Section 41 of the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschr÷nkungen) (the "German Competition Approval").

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1Representations and Warranties of the Company. Except as set forth (x) in SEC Documents filed or furnished (and remaining publicly available) on or after January 1, 2019 but prior to the date of this Agreement (including any exhibits thereto and excluding any disclosures set forth in any risk factor section or any "forward looking statements" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or (y) in a correspondingly identified schedule attached hereto (provided that any such disclosure shall be deemed to be disclosed with respect to each other representation and warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure), the Company represents and warrants to the Purchasers, as of the date hereof and solely in respect of the Subsequent Closing Representations, as of the date of such Subsequent Closing (except to the extent made only as of a specified date, in which case as of such date), that:

(a)Organization and Authority.

(1)The Company (i) is a corporation duly organized and validly existing under the laws of the state of Delaware, (ii) has all requisite corporate power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect. True and accurate copies of the Amended and Restated Certificate of Incorporation of the Company (as amended or modified from time to time prior to the date hereof, the "Certificate of Incorporation") and the Bylaws of the Company (as amended or modified from time to time prior to the date hereof, the "Bylaws"), each as in effect, have been made available to the Purchasers prior to the date hereof.

(2)Each of the Company's Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect.

(b)Capitalization.

(1)The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, par value $1.50 per share (the "Common Stock"), (ii) 442,352 shares of Series $4.75 Preferred Stock (the "Series $4.75 Preferred Stock"), no par value, (iii) 2,000,000 shares of Junior Participating Preferred Stock, par value $0.01 (the "Junior Preferred Stock" and collectively, with the Series $4.75 Preferred Stock, the "Designated Preferred Stock"), and (iv) 5,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of the close of business on July 31, 2020, 24,934,981 shares of Common Stock were issued and outstanding and, as of July 31, 2020, (i) 4,538,028 shares of Common Stock were held in the treasury of the Company or by a Company Subsidiary, (ii) 1,514,596 shares of Common Stock were reserved for issuance under a Plan, (iii) no shares of Common Stock were subject to outstanding options to purchase Common Stock, (iv) 92,081 shares of Common Stock were available for issuance upon the vesting of the Company's outstanding performance stock unit awards

(assuming target level performance), (v) 92,081 shares of Common Stock were available for issuance upon the vesting of the Company's outstanding restricted stock units, (vi) 2,000,000 shares of Junior Preferred Stock were authorized for issuance and (vii) no shares of Designated Preferred Stock were issued and outstanding.

(2)All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Except as set forth in Section 2.1(b)(1) and for rights outstanding under the Rights Agreement, the Company has not issued any securities or right to purchase securities of the Company (including any options, warrants or other rights, agreements, arrangements or commitments of any character or any securities convertible into or exchangeable for any capital stock or other Equity Interests of the Company). Except as provided in the Transaction Documents, the Certificate of Incorporation, or as set forth on Schedule 2.1(b)(2) hereof, there are no outstanding contractual obligations or other commitments of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to or requiring the payment of any dividend or other distribution in respect of, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right, with respect to any shares of capital stock of, or other Equity Interests in, the Company or any of the Company Subsidiaries. Except for that certain Rights Agreement between the Company and Equiniti Trust Company dated as of March 30, 2020, as amended from time to time (the "Rights Agreement"), the Company is not party to a stockholder rights agreement, "poison pill" or similar anti-takeover agreement or plan.

(3)None of the Company or Company Subsidiaries hold an Equity Interest in any Person other than Equity Interests in Company Subsidiaries. Except as set forth on Schedule 2.1(b)(3) hereof, each outstanding share of capital stock of or other Equity Interest in each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, purchase options, call or right of first refusal or similar rights and is owned, beneficially and of record, by the Company or one or more of its wholly owned Subsidiaries free and clear of all Liens, except for Liens arising under the Credit Agreement and, in each case, where such failure, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of such Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity

Interests, or obligating any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Company Subsidiary. Except as provided in the Transaction Documents, none of the Company or any Company Subsidiary is party to any stockholders' agreement or other similar agreement or understanding relating to any shares of the Company's or any Company Subsidiary's capital stock or other Equity Interests or any other agreement relating to the disposition, voting or dividends with respect to any Equity Interest of the Company or a Company Subsidiary. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote are issued.

(c)Authorization.

(1)The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder, subject, in the case of the Applicable NYSE Rule, to receipt of the Stockholder Approval. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by unanimous approval of the board of directors of the Company (the "Board of Directors"). This Agreement has been, and (as of the First Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchasers, this Agreement is, and (as of the First Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby, subject, in the case of the Applicable NYSE Rule, to receipt of the Stockholder Approval.

(2)The Company has complied and will comply with the conditions set forth in the temporary waiver of certain of the stockholder approval requirements in Section 312.03 of the NYSE Listed Company Manual set forth in SEC Release No. 3489219 as applicable to the issuance of the Shares at the First Closing and of the Common Stock issuable upon conversion thereof.

(3)The Rights Agreement has been amended so that each Purchaser is exempt from the definition of "Acquiring Person" contained in the Rights Agreement, and no "Shares Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of this Agreement or the issuance of the Shares and of the Common Stock issuable upon conversion thereof. The Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the Rights Agreement and of all amendments thereto through the date hereof have been previously provided to the Purchasers. The Company has taken all appropriate actions(a)so that the restrictions on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware (as amended from time to time) will not apply with respect to or as a result of the issuance of the Shares (or the shares of Common Stock issuable upon conversion of the Shares) to the Purchasers or the Transfer thereof to its Permitted Transferees in accordance with this Agreement, (b) to approve the transactions contemplated by the Transaction Documents (including any Subsequent Closings, the exercise of preemptive rights pursuant to Section 3.05 of the Stockholders Agreement, the adjustment to the Conversion Price (as defined in the Certificate of Designations) pursuant to the Certificate of Designations and the conversion of the Shares) for purposes of Article IX of the Certificate of Incorporation and (c) to approve the transactions contemplated by the Transaction Documents (including any Subsequent Closings) for purposes of Rule 16b-3 of the Exchange Act, in each case, without any further action on the part of the stockholders or the Board of Directors being required.

(4)Subject, in the case of the Applicable NYSE Rule, to receipt of the Stockholder Approval, neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof (including the rights of the Shares to convert into shares of Common Stock), will (i) require notice, consent or approval pursuant to, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the suspension, revocation, forfeiture or termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (A) the Certificate of Incorporation or the Bylaws or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (B) any note, bond, mortgage, indenture, deed of trust, franchise, permit, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(5)Other than (i) the securities or blue sky laws of the various states of the United States, (ii) the filing of one or more Current Reports on Form 8-K, (iii) the listing on the NYSE of the shares of Common Stock issuable upon the conversion of the Shares, (iv) obtaining the Canadian Competition Act Approval and the expiration or termination of any applicable waiting period under the HSR Act in order for the Purchasers to exercise voting rights with respect to the Shares or convert Shares into shares of Common Stock, (v) if applicable in respect of a Subsequent Closing, the German Competition Approval and (vi) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity or stock exchange, nor expiration or termination of any statutory waiting period, is necessary for the execution, delivery or performance by the Company of or under this Agreement or the other Transaction Documents or the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)Sale of Securities. Assuming the accuracy of each Purchaser's representations in Section 2.2, the offer and sale of the Shares to the Purchasers is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Preferred Stock, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available.

(e)Status of Securities. The Shares to be issued pursuant to this Agreement and the shares of Common Stock to be issued upon conversion of the Shares have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor as provided in this Agreement, the Shares will be validly issued, fully paid and nonassessable, will not be subject to preemptive or similar rights of any other shareholder of the Company or any restrictions on transfer under any contract to which the Company is a party, other than restrictions arising under this Agreement, the Certificate of Designations or the Stockholders Agreement or restrictions arising under applicable securities Laws, and will effectively vest in each Purchaser good title to all such securities, free and clear of all Liens, other than Liens incurred by such Purchaser. Upon any conversion of any Shares into shares of Common Stock pursuant to the terms of the Certificate of Designations, such shares of Common Stock issued upon such conversion will be validly issued, fully paid and nonassessable, and will not be subject to preemptive or similar rights of any other shareholder of the Company or any restrictions on transfer under any contract to which the Company is a party, other than restrictions arising under this Agreement, the Certificate of Designations or the Stockholders Agreement or restrictions arising under applicable securities Laws, and will effectively vest in each Purchaser good title to all such securities, free and clear of all Liens, other than Liens incurred by such Purchaser. The shares of Common Stock to be issued upon any conversion of the Shares have been duly reserved for such issuance.

(f)SEC Documents; Financial Statements.

(1)The Company has filed, on a timely basis, all required reports, proxy statements, forms, and other documents with the SEC since January 1, 2018 (collectively, the "SEC Documents"). Each of the SEC Documents, as of its respective filing date complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2)The Company (i) has implemented, maintains, and at all times since January 1, 2018 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, under the Exchange Act) as required by Rule 13a-15 under the Exchange Act relating to the Company and its consolidated Subsidiaries and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company's outside auditors and the audit committee of the Board of Directors (A) any "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B)any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. There are no "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company's internal controls over, and procedures relating to, financial reporting which would reasonably be expected to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. Since January 1, 2018, to the knowledge of the Company, there has not been any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company's internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(3)There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed.

(4)The financial statements of the Company and its consolidated Subsidiaries included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (ii) have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended (subject, in the case of unaudited quarterly statements, to the absence of footnote disclosures and normal year-end audit adjustments).

(5)The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the "Balance Sheet Date"), (ii) incurred after the Balance Sheet Date in the ordinary course of business and that do not arise from any material breach of a contract, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated hereby, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, have had or reasonably be expected to have, a Company Material Adverse Effect.

(g)Brokers and Finders. Except for Moelis & Company LLC ("Moelis"), pursuant to that certain engagement letter dated May 25, 2020, the fees and expenses of which, in each case, will be paid by the Company, neither the Company nor its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

(h)Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened (including "cease and desist" letters or invitations to take patent license) against, nor any outstanding judgment, order, writ or decree against, the Company or any of its Subsidiaries or, to the Knowledge of the Company, affecting any of their respective assets, operations or business before or by any Governmental Entity, which individually or in the aggregate has had, or, would reasonably be expected to have (including for this purpose, assuming an adverse determination of any such matter), a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any of their respective assets, is subject to any judgment, order, injunction, ruling, decision or decree of any Governmental Entity.

(i)Indebtedness. Neither the Company nor any of its Subsidiaries is, immediately prior to the execution and delivery of this Agreement, in default in the payment of any material indebtedness or in default under any agreement relating to its material indebtedness.

(j)Absence of Certain Changes. Since December 31, 2019, there has not been any Company Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(k)Illegal Payments; FCPA Violations. Since July 1, 2018, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any officer, director, employee, agent, representative or consultant acting on behalf of the Company or any of its Subsidiaries has, in connection with the business of the Company: (a) unlawfully offered, paid, promised to pay, or authorized the payment, directly or indirectly, of anything of value, including money, loans, gifts, travel, or entertainment, to any officer or employee of a foreign governmental authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such foreign governmental authority or department, agency, or instrumentality (including any state-owned or state-controlled business), or for or on behalf of any such public international organization, or to any political party, party official, employee or candidate for public office (each, a "Government Official") with the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity in violation of his or her legal duties; (iii) securing any improper advantage; or (iv)

inducing such Government Official to influence or affect any act or decision of a Governmental Entity; (b) made any illegal contribution to any political party or candidate; (c) made, offered or promised to pay any unlawful bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Company, to any person, including any supplier or customer; (d) knowingly established or maintained any unrecorded fund or asset or made any false entry on any book or record of the Company or any of its Subsidiaries for any unlawful purpose; or (e) otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, or any other applicable anti-corruption or anti-bribery law ("Anti-Bribery Laws"). The Company and its Subsidiaries have implemented, maintained and enforced policies and procedures designed to promote and ensure compliance with all applicable Anti-Bribery Laws.

(l)Compliance with Laws and Permits. The Company and its Subsidiaries are in compliance with all applicable Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries possess all permits and licenses issued by a Governmental Entity that are required to conduct their business, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m)Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or the Company's ability to perform its obligations under this Agreement, (i) each of the Company and its Subsidiaries have timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by the Company or any of its Subsidiaries, and all such Tax Returns were true, correct and complete; (ii) each of the Company and its Subsidiaries has timely paid or caused to be paid (taking into account any extension of time within which to pay) all taxes required to be paid by it, except for taxes that are being contested in good faith by appropriate proceedings and with respect to which there are adequate accruals or reserves on the financial statements of the Company and its Subsidiaries; (iii) each of the Company and its Subsidiaries have not received any written notice of any deficiencies for any tax of the Company or any of its Subsidiaries from any taxing authority except for those which have been resolved, which have been paid in full, or which are being contested in good faith by appropriate proceedings and with respect to which there are adequate accruals or reserves on the financial statements of the Company and its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries is the subject of any currently ongoing audit or other proceeding with respect to taxes nor has any audit or other proceeding with respect to taxes been proposed in writing against any of them.

(n)Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE, nor has the Company received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration or that the NYSE is contemplating such delisting. The Company is in compliance in all material respects with the listing and listing maintenance requirements of the NYSE applicable to it for the continued trading of its Common Stock on the NYSE.

(o)Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have a license or other valid right to use all Intellectual Property used in the conduct of their respective businesses as currently conducted; (ii) the Company and its Subsidiaries' conduct of their respective businesses does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person and there is no action pending or, to the Knowledge of the Company, threatened alleging any such infringement, misappropriation or violation; and (iii) to the Knowledge of the Company, the Intellectual Property of the Company and its Subsidiaries is not being infringed, misappropriated or otherwise violated by any Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries take, and since January 1, 2018 have taken, commercially reasonable actions to protect (A) the confidentiality of their trade secrets and other confidential information and (B) the integrity, and security of the systems, applications, websites, databases, hardware, software and other information technology assets used in the conduct of their businesses (and all data therein), and, to the Knowledge of the Company, there have been no breaches, unauthorized access or other violations of the same since January 1, 2018.

(p)Environmental Matters. The Company and its Subsidiaries are in compliance with all applicable Environmental Laws and required Environmental Permits, except, in each case, where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have not received within the past three years any written notice from any Governmental Entity of any violation or alleged violation of any Environmental Laws or required Environmental Permits in connection with their respective properties, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(q)Employee Matters. Except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents, and each such ERISA Document is in compliance with all applicable requirements of ERISA. No labor disturbance by or dispute with the employees of the Company or any of its Subsidiaries exists or, to the Knowledge of the Company, is contemplated or threatened, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party.

(r)Real and Personal Property. The Company and its Subsidiaries have good and insurable title in fee simple to (in the case of real property), or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Liens and defects and imperfections of title, except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries or (ii) would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received actual written notice that any of the Company's real property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor. The real property of the Company and its Subsidiaries is in good operating condition and repair, reasonable wear and tear excepted, and is structurally sound and free of any defects and is suitable and sufficient for its current and contemplated uses, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(s)Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

(t)Economic Sanctions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, its Subsidiaries, their respective directors, officers, and employees, and to the Knowledge of the Company, its and its Subsidiaries' agents and representatives are and have, since July 1, 2018 been in compliance with any economic sanctions laws or regulations administered by the United States (including by the Department of the Treasury's Office of Foreign Assets Control ("OFAC") and the U.S. State Department), Canada, the United Nations, the European Union, or the United Kingdom ("Sanctions"). None of the Company, its Subsidiaries, or any of the foregoing's respective officers, directors or, to the Knowledge of the Company, agents, employees, or any third party acting on their behalf (A) is or has been designated on any Sanctions-related list of restricted or sanctioned persons maintained by the United States, Canada, the European Union, or the United Kingdom, including OFAC' s list of "Specially Designated Nationals and Blocked Persons", (B) is located in, organized under the Laws of, or resident in any country or territory that is or whose government is, or has been in the past three

(3)years, the target of comprehensive sanctions imposed by the United States, Canada, European Union or United Kingdom (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimean region of the Ukraine), or (C) owned or controlled by any Person or Persons described in clause

(A) or (B).

(u)Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are reasonably deemed by the Company and its Subsidiaries to be adequate to protect the Company and its Subsidiaries and their respective businesses, taken as a whole in a commercially reasonably manner; and neither the Company nor any of its Subsidiaries (i) has received notice from any insurer or agent of such insurer that material capital improvements or other material capital expenditures are required or necessary to be made in order to continue such insurance or (ii) believes that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain materially similar coverage from similar insurers as may be necessary to continue its business.

(v)No Additional Representations. Except for the representations and warranties made by the Company in this Section 2.1 and in any certificate delivered by the Company pursuant to Section 1.4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Section 2.1 and in any certificate delivered by the Company pursuant to Section 1.4, neither the Company nor any other Person makes or has made any representation or warranty to the Purchasers, or any of their Affiliates or representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, (ii) matters relating to insurance coverage for Pandemic Matters with respect to the Company, including any determination, dispute, availability, disbursement or non-disbursement or the certainty of the Company receiving all or any portion of proceeds from the applicable insurers for claims filed or to be filed under the Company's event cancellation insurance policy or (iii) any oral or written information presented to the Purchasers or any of their Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of any Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any certificate delivered pursuant hereto, nor will anything in this Agreement operate to limit any claim by any Purchaser or any of its Affiliates for actual fraud in the making of the representations and warranties of the Company set forth in this Agreement or in any certificate delivered hereunder.

2.2Representations and Warranties of Purchaser. Each Purchaser hereby represents and warrants, severally and not jointly, to the Company, as of the date hereof and as of each Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a)Organization and Authority. Such Purchaser (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has all requisite power and authority to own its properties and assets and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified has not and would not reasonably be expected to materially and adversely affect such Purchaser's ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b)Authorization.

(1)Such Purchaser has the requisite power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by such Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement has been, and (as of the First Closing) the other Transaction Documents will be, duly and validly executed and delivered by such Purchaser and assuming due authorization, execution and delivery by the Company, this Agreement is, and (as of the First Closing) each of the other Transaction Documents will be, a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles). No other organizational proceedings are necessary for the execution and delivery by such Purchaser of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

(2)Assuming the truth and accuracy of the representations and warranties of the Company set forth in Section 2.1, neither the execution, delivery and performance by such Purchaser of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by such Purchaser with any of the provisions hereof or thereof, will (i) require notice, consent or approval pursuant to, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any material Lien upon any of the properties or assets of such Purchaser under any of the terms, conditions or provisions of (A) its organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Purchaser is a party or by which it may be bound, or to which such Purchaser or any of the properties or assets of such Purchaser may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Purchaser or any of their respective properties or assets, except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on such Purchaser's ability to fully perform its respective covenants and obligations under this Agreement.

(3)Assuming the truth and accuracy of the representations and warranties of the Company set forth herein, other than (i) the securities or blue sky Laws of the various states, (ii) filings pursuant to Section 13 and Section 16 of the Exchange Act (iii) obtaining the Canadian Competition Act Approval and the expiration or termination of any applicable waiting period under the HSR Act, and (iv) if applicable in respect of a Subsequent Closing, the German Competition Approval with respect to the issuance of Shares in the Subsequent Closings, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the execution, delivery and performance by such Purchaser of this Agreement or the other Transaction Documents or the consummation by such Purchaser of the transactions contemplated by this Agreement or the other Transaction Documents.

(c)Financial Capability. At each Closing, such Purchaser will have access to immediately available funds necessary to consummate each such Closing on the terms and conditions contemplated by this Agreement. Such Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Article I (including paying its respective portion of the First Closing Purchase Price as set forth opposite such Purchaser's name on Schedule I hereto and Pro Rata Share of each Subsequent Closing Purchase Price) will not be available on the applicable Closing Date. Such Purchaser has delivered to the Company a true and complete copy of the executed Equity Commitment Letter as in effect on the date hereof.

(d)Brokers and Finders. Except for Jefferies Financial Group, neither such Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company will incur any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

(e)Purchase for Investment. Such Purchaser (or its beneficial owner(s)) is an accredited investor (as defined in Rule 501 of the Securities Act) and acknowledges that the Shares have not been registered under the Securities Act or under any state securities Laws. Such Purchaser (i) acknowledges that it is acquiring the Shares and the shares of Common Stock issuable upon the conversion of the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares or the shares of Common Stock issuable upon the conversion of the Shares to any person in violation of applicable securities Laws, (ii) will not sell, transfer, or otherwise dispose of any of the Shares or shares of Common Stock issuable upon the conversion of the Shares, except in compliance with this Agreement, the Certificate of Incorporation, the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and the shares of Common Stock issuable upon the conversion of the Shares and of making an informed investment decision, and (iv) without prejudice to any claim of such Purchaser hereunder for breach of the Company's representations and warranties or for actual fraud in the making of the representations and warranties set forth in this Agreement or in any certificate delivered hereunder, (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares and the shares of Common Stock issuable upon the conversion of the Shares, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access (C) has conducted and relied upon its own due diligence investigation of the Company and its own in-depth analysis of the merits and risks of the transactions contemplated hereby in making its investment decision and has not relied upon any information provided by Moelis or any investigation of the Company conducted by Moelis and (D) can bear the economic risk of (1) an investment in the Shares and the shares of Common Stock issuable upon the conversion of the Shares indefinitely and (2) a total loss in respect of such investment.

(f)No Additional Representations. Such Purchaser acknowledges and agrees that, except for the representations and warranties contained in Section 2.1 and in any certificate delivered by the Company pursuant to Section 1.4, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in Section 2.1 and in any certificate delivered by the Company pursuant to Section 1.4, neither the Company nor any other Person, makes or has made any representation or warranty to such Purchaser, or any of its Affiliates or representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective business, (ii) matters relating to insurance coverage for Pandemic Matters with respect to the Company, including any determination, dispute, availability, disbursement or non-disbursement or the certainty of the Company receiving all or any portion of proceeds from the applicable insurers for claims filed or to be filed under the Company's event cancellation insurance policy or (iii) any information presented to such Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. To the fullest extent permitted by applicable law, except with respect to the representations and warranties contained in Section 2.1 and in any certificate delivered by the Company pursuant to Section 1.4, neither the Company nor any of its Subsidiaries shall have any liability to such Purchaser or its Affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Subsidiaries to such Purchaser or its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this

Section 2.2(f) shall limit the right of such Purchaser to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any certificate delivered pursuant hereto or limit, preclude or prohibit any claim of actual fraud in the making of the representations and warranties set forth in this Agreement or in any certificate delivered hereunder.

ARTICLE III

COVENANTS

3.1Filings; Other Actions.

(a)As set forth in the Certificate of Designations, the Shares shall be initially issued to the Purchasers without voting rights in the election of directors of the Company. After issuance and following the Canadian Competition Act Approval and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Shares shall gain the right to vote on an as-converted basis with the Common Stock, pursuant to, and in accordance with, the terms of the Certificate of Designations.

(b)The Purchasers and the Company shall use reasonable best efforts to obtain or submit, as the case may be, as promptly as practicable following the date hereof, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the HSR Act, the Canadian Competition Act Approval and the German Competition Approval (the "Anti-Trust Approvals"). Without limiting the foregoing, the Purchasers and the Company shall each prepare and file within ten

(10)business days after the date hereof a Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated by this Agreement and the Purchasers will prepare and file within ten (10) business days after the date hereof a request for an Advance Ruling Certificate under the Canadian Competition Act. If requested by either the Purchasers or the Company, each of the Company and the Purchasers shall as soon as reasonably practicable, and in any event no later than ten (10) business days after such a request, file or cause to be filed the notification required to be filed under section 114(1) of the Canadian Competition Act with respect to the transactions contemplated by this Agreement. As promptly as practicable after the date hereof, the Purchasers shall prepare and file the documents required in connection with the German Competition Approval prior to the consummation of any Subsequent Closing where the German Competition Approval is legally required. In connection with such undertakings, the Purchasers, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, necessary or advisable to consummate the transactions contemplated by this Agreement, including obtaining the Anti-Trust Approvals. The Purchasers and the Company shall execute and deliver both before and after each Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.

(c)The Purchasers, on the one hand, and the Company, on the other hand, will have the right to review in advance, and to the extent practicable, each will consult with the other, in each case, subject to applicable Laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, including obtaining the Anti- Trust Approvals, other than "4(c) and 4(d) documents" as that term is used in the rules and regulations under the HSR Act. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1. The Purchasers shall promptly furnish the Company, and the Company shall promptly furnish the Purchasers, to the extent permitted by Law, with copies of written communications received by it or its Subsidiaries from any Governmental Entity in respect of the transactions contemplated by this Agreement, including obtaining the Anti-Trust Approvals. None of the Purchasers, on the one hand, nor the Company, on the other hand, shall participate in any substantive meeting with any Governmental Entity in respect of the transactions contemplated by this Agreement, including obtaining the Anti-Trust Approvals, unless such party consults with the other parties hereto in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate therein or thereat.

3.2Reasonable Best Efforts to Close. Each of the Company and the Purchasers will use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable Laws so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate reasonably with the other party hereto to that end. Each Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to cause the equity financing to be consummated upon satisfaction of the conditions contained in the Equity Commitment Letter.

3.3Authorized Common Stock. At any time that any Shares are outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized share capital of the Company to include a number of authorized but unissued shares of Common Stock equal to the number of shares of Common Stock issuable upon the conversion of all Shares then issued and outstanding. All shares of Common Stock delivered upon conversion of the Shares shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free and clear of any Liens (other than Liens incurred by the Purchasers, restrictions arising under this Agreement or the Stockholders Agreement or restrictions arising under applicable securities Laws). At any time that any Shares are outstanding, the Company shall not effect any voluntary deregistration under the Exchange Act or any voluntary delisting of the Common Stock from the NYSE other than in connection with a Change of Control.

3.4NYSE Listing of Shares; Stockholder Approval.

(a)The Company shall promptly (and in any event no later than October 4, 2020) apply and use reasonable best efforts to cause the shares of Common Stock issuable upon the conversion of the Shares in accordance with the Certificate of Designations to be approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance.

(b)The Company shall use reasonable best efforts to call and hold a special meeting of the stockholders of the Company (the "Stockholder Meeting"), as promptly as reasonably practicable after the date of this Agreement, to seek stockholder approval, under NYSE Rule

312.03(or its successor), of the issuance of the Shares (including the issuance of shares of Common Stock issuable upon conversion thereof in accordance with the Certificate of Designations but without regard to the limitations set forth in Section 10(h) therein) to the Purchasers and the full exercise by the Purchasers of the preemptive rights pursuant to the Stockholders Agreement, in each case without any Ownership Limitation (as defined in the Certificate of Designations), and the removal of limitations on adjustment of the Conversion Price (the "Stockholder Approval"). In furtherance of the foregoing, the Company shall prepare, in cooperation and consultation with the Purchasers (and the Purchasers shall have the right to review drafts in advance of filing), and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, a proxy statement related to the solicitation of proxies at the Stockholder Meeting (the "Proxy Statement"). The Proxy Statement shall include the Board of Director's recommendation that the stockholders vote in favor of the Stockholder Approval, unless the Board of Directors determines in good faith, after consultation with outside counsel, that making such a recommendation would be inconsistent with the directors' fiduciary duties under applicable Law. The Company shall use reasonable best efforts to solicit from the stockholders proxies in favor of the Stockholder Approval and to obtain the Stockholder Approval. Each Purchaser agrees to furnish to the Company all information concerning such Purchaser and its Affiliates as the Company may reasonably request in connection with any Stockholder Meeting. The Company shall respond reasonably promptly to any comments received from the SEC with respect to the Proxy Statement, and the Company shall cause the Proxy Statement to be mailed to the Company's stockholders at the earliest reasonably practicable date. The Company shall provide to the Purchasers, as promptly as reasonably practicable after receipt thereof, any written comments from the SEC or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Purchasers with copies of all correspondence between the Company, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.

3.5State Securities Laws. The Company shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of Shares and the shares of Common Stock issuable upon the conversion of the Shares and (b) cause such authorization, approval, permit or qualification to be effective as of the First Closing and, as to the shares of Common Stock issuable upon conversion of the Shares, as of any such conversion.

3.6Use of Proceeds The Company shall use the proceeds from the issuance and sale of the Shares for general corporate purposes and capital expenditures and in the case of the proceeds from the issuance and sale of the Subsequent Shares, for additional liquidity, if needed, due to further changes in economic conditions and/or to accelerate the growth of the Pursuit business.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1Transfer Restrictions.

(a)For a period of eighteen (18) months following the First Closing, no Purchaser shall Transfer any Share or any share of Common Stock issued upon conversion of any Share, except as otherwise permitted pursuant to the terms and conditions of this Agreement, including Section 4.1(b), the Stockholders Agreement and the Certificate of Designations.

(b)Notwithstanding anything to the contrary in Section 4.1(a) and Section 4.1(c), a Purchaser shall be permitted to Transfer all or any portion of its Shares, or shares of Common Stock issued upon conversion of any Shares, at any time and from time to time, under the following circumstances:

(1)Transfers to any Permitted Transferee of any Purchaser, but only if such Permitted Transferee, if not already a party to this Agreement and the Stockholders Agreement, agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Section 4.1 and the Stockholders Agreement with respect to the Shares and the shares of Common Stock issuable upon conversion thereof and, if it has not done so, delivers to the Company either an (i) Internal Revenue Service Form W-9 certifying that such Permitted Transferee is a U.S. person and that such Permitted Transferee is not subject to backup withholding, or (ii) Internal Revenue Service Form W-8 (together with any necessary withholding statements or attachments) certifying that such Permitted Transferee is not a U.S. person;

(2)Transfers pursuant to an amalgamation, merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction involving the Company or any of its Subsidiaries or any transaction resulting in a Change of Control (as defined in the Certificate of Designations);

(3)Transfers after commencement by the Company or a Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company of bankruptcy, insolvency or other similar proceedings; or

(4)Transfers that have been approved in writing by the Board of Directors prior to such Transfer.

(c)In addition, from and after the date hereof, no Purchaser nor any Permitted Transferee of any Purchaser may knowingly Transfer (after inquiry) any Share or any share of Common Stock issued upon conversion thereof at any time, without the prior written consent of the Company (which consent may not be unreasonably withheld) to (i) any Competitor, or (ii)

any other Person who would, upon the consummation of such Transfer, beneficially own five percent (5%) or more of the outstanding shares of Common Stock on an as-converted basis (in each case, any such Peron to which the Company has provided its prior written consent, an "Approved Transferee"); provided, however, that the foregoing shall not restrict (w) underwritten offerings or underwritten block trades in which the applicable Purchaser requests the managing underwriter(s) not to knowingly Transfer any Share or any share of Common Stock issued upon conversion thereof to any transferee that would violate this Section 4.1(c), (x) Transfers pursuant to Rule 144 under the Securities Act (provided that any such Transfer pursuant to Rule 144 either is not a direct placement or satisfies the requirements of paragraph

(f)of such rule), and (y) any Transfer permitted pursuant to Section 4.1(b). In connection with any Transfer to an Approved Transferee, the Company agrees to use reasonable best efforts to amend the Rights Agreement to the extent required in connection with such Transfer to provide that such Approved Transferee is exempt from the definition of "Acquiring Person" contained in the Rights Agreement, and that no "Shares Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Rights Agreement), nor the separation of the Rights (as such term is defined in the Rights Agreement) from the Common Stock will occur as a result of such Transfer (or the issuance of the Common Stock upon conversion of the Shares Transferred to such Approved Transferee), in each case, to the extent of such Approved Transferee's beneficial ownership of the Company immediately after giving effect to such Transfer.

(d)Notwithstanding anything to the contrary in this Agreement or otherwise, this Section 4.1 shall not prohibit any Lien on any Share or any share of Common Stock issued upon conversion thereof, or any exercise of remedies with respect to any of the foregoing, pursuant to a bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, so long as (A) the relevant Purchaser shall provide written notice to the Company if any event of default pursuant to any such credit facility occurs which results in any lender thereunder becoming entitled (with the provision of notice, lapse of time, or both) to foreclose on such collateral and (B) any such credit facility provides that any lender thereunder will not be permitted to Transfer any Shares or any shares of Common Stock issued upon conversion thereof except in accordance with the provisions of Section 4.1(c), including in the event of any such foreclosure. If requested in writing by a Purchaser, the Company will use commercially reasonable efforts to enter into an issuer agreement with any lender to such Purchaser under such Purchaser's credit facility in form and substance reasonably satisfactory to the Company; it being understood and agreed that such issuer agreement may include, without limitation, certain customary agreements and obligations of the Company relating to (i) procedures and specified time periods for effecting Transfers and/or conversions upon foreclosure by any such lender, (ii) the delivery of the Preferred Shares or shares of Common Stock issued upon conversion of the Preferred Shares to such lender for crediting to the relevant collateral accounts upon funding of any such credit facility, and (iii) such other cooperation and assistance as may be reasonably necessary to assist such Purchaser in creating a security interest under such credit facility in the shares of Common Stock and Preferred Shares, in each case so long as such agreements and obligations of the Company will not unreasonably disrupt or otherwise impose any undue burden on the operation of the Company's business.

(e)Any attempted Transfer in violation of this Section 4.1 shall be null and void ab initio and the Company shall not be required to give any effect thereto.

4.2Legend.

(a)The Purchasers agree that all certificates or other instruments representing the Shares subject to this Agreement (or the shares of Common Stock issuable upon conversion thereof) will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF AUGUST 5, 2020, AND A STOCKHOLDERS AGREEMENT, DATED AS OF AUGUST 5, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)Upon request of a Purchaser (or any Permitted Transferee thereof), (i) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate to be transferred in accordance with the terms hereof and (ii) the Company shall promptly cause the second paragraph of the legend to be removed from any certificate to be transferred in accordance with the terms hereof other than a transfer to a Permitted Transferee. Each Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities Laws and agrees that it will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

4.3Tax Matters. The Company shall pay any and all documentary, stamp and similar issue or transfer tax due on (i) the issuance of the Shares or (ii) the issuance of shares of Common Stock upon conversion of the Shares. However, in the case of conversion of Shares, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

4.4Survival. The Company Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closings until the date that is three (3) years from the date hereof and all other representations and warranties made herein shall survive the Closings until the date that is nine (9) months after the First Closing Date (the "Expiration Date"); provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of any representation or warranty to the extent that any claim of such inaccuracy or breach is made in writing prior to the Expiration Date or for actual fraud in the making of the representations and warranties set forth in this Agreement or in any certificate delivered hereunder. All covenants and agreements of the parties contained herein shall survive the First Closing and any Subsequent Closing, as applicable, in accordance with their terms.

ARTICLE V

MISCELLANEOUS

5.1Expenses. Promptly (and, in any event, within three business days) following the First Closing and at each Subsequent Closing, the Company shall pay the reasonable and documented fees and expenses of the Purchasers incurred on or prior to the First Closing Date or any Subsequent Closing Date, as applicable, in connection with the consummation of the transactions contemplated herein; provided, that the aggregate amount of any such expense reimbursement as to all Closings shall not to exceed $2,000,000 (the "Expense Cap").

5.2Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party's obligation to consummate each Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.3Counterparts; Electronic Transmission. This Agreement, and any amendments hereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. The words "execution," "execute", "signed," "signature," and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state Laws based on the Uniform Electronic Transactions Act. None of the parties hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on each party hereto.

5.4Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware. Any dispute relating hereto shall be heard first in the Delaware Court of Chancery, and, if applicable, in any state or federal court located in the State of Delaware in which appeal from the Court of Chancery may validly be taken under the laws of the State of Delaware (each a "Chosen Court" and collectively, the "Chosen Courts"), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the "Applicable Matters") shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the state of Delaware, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court. Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 5.5 shall be deemed effective service of process on such Person. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

5.5Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be either personally delivered, or sent by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the parties at the applicable address set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by electronic mail (provided confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

(a)If to the Purchasers:

c/o Crestview Partners IV, L.P.

590 Madison Avenue, 36th Floor

New York, NY 10022

Telephone: (212) 906-0700

Facsimile: (212) 906-0750

Attn: Brian Cassidy

        Ross Oliver

E-mail: bcassidy@crestview.com

            roliver@crestview.com

with a copy to (which copy alone shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

Attn: Neil Goldman

E-mail: ngoldman@paulweiss.com

If to the Company:

Viad Corp

1850 North Central Avenue, Suite 1900

Phoenix, AZ 85004-4565

Attention: General Counsel

Email: DLinde@viad.com

with a copy to (which copy alone shall not constitute notice):

Latham & Watkins LLP

330 N. Wabash Avenue, Suite 2800 Chicago, Illinois 60611

Attention: Bradley C. Faris and Jason Morelli

Emails: bradley.faris@lw.com and jason.morelli@lw.com

5.6Entire Agreement. This Agreement (including the Exhibits hereto and the documents and instruments referred to in this Agreement), constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and transactions contemplated hereby.

5.7Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of each of the parties hereto; provided, however, that any of the Purchasers may assign its rights, interests and obligations under this Agreement, in whole or in part, (a) to one or more Permitted Transferees who agrees in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned and (b) as collateral security to any lender to the Purchasers; provided, further, that no such assignment will relieve such Purchaser of its obligations under Sections 1.2 and 1.3 in accordance with the terms thereof.

5.8Interpretation. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)the word "or" is not exclusive;

(b)the words "including," "includes," "included" and "include" are deemed to be followed by the words "without limitation";

(c)the terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(d)the term "business day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York, New York generally are authorized or required by law or other governmental action to close.

5.9Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

5.10Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.11No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns), any benefit, right or remedies.

5.12Public Announcements. Subject to each party's disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any of the Purchasers will make any such news release or public disclosure without first consulting with all of the parties hereto, and, in each case, also receiving the consent of the other parties (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 5.12 shall not apply to any press release or other public statement made by the Company or any of the Purchasers (a) which is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors, limited partners or other Permitted Transferees.

5.13Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

5.14Termination of Certain Obligations. The parties' obligations to effect any Subsequent Closing pursuant to this Agreement shall be terminated on the earlier of (i) the Exercise Expiration Date (provided, that if the Company has delivered an Exercise Notice in accordance with Section 1.3(a) prior to such date, such obligations will be terminated following the Subsequent Closing in respect of any such Exercise Notice) and (ii) the date of a Change of Control (as defined in the Certificate of Designations), and may otherwise only be terminated following the First Closing and the delivery of an Exercise Notice in respect of any such Subsequent Closing and prior to such Subsequent Closing, by mutual written agreement of the Company and the Purchasers.

5.15Effects of Termination. In the event of the termination of the parties' obligations to effect any Subsequent Closing pursuant to this Agreement following the First Closing in accordance with Section 5.14, (i) the parties' obligations under Sections 1.1(b) and 1.3 shall be null and void and of no further force or effect, (ii) all other provisions of this Agreement shall remain in full force and effect, and (iii) no party shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of Sections 1.1(b) and 1.3 or with respect to such Subsequent Closing generally, except to the extent of any actual fraud in the making of the representations and warranties set forth in this Agreement or in any certificate delivered hereunder or intentional or willful breach of this Agreement with respect thereto prior to such termination.

5.16Non-Recourse. Other than with respect to the right to seek specific performance of the Equity Commitment Letter to the extent permitted by and in accordance with the Equity Commitment Letter, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof, including permitted assignees and successors, or that agree in writing to be bound by the terms of this Agreement, and no former, current or future equityholders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a "Non-Recourse Party") shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. For the avoidance of doubt, the Purchasers agree that Moelis shall have no liability to the Purchasers in connection with the transactions contemplated hereby.

5.17Definitions.

(a)As used herein, the following terms have the meanings ascribed thereto below:

"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that (i) portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person (except for the purposes of 5.16, such portfolio companies shall be deemed Affiliates), or (ii) the Company, any of its Subsidiaries, or any of the Company's other controlled Affiliates, in each case, will not be deemed to be Affiliates of any Purchaser for purposes of this Agreement. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Applicable NYSE Rule" means (i) with respect to the issuance of First Closing Shares, NYSE Rule 312.03(d) (or its successor) and (ii) with respect to the issuances of any Subsequent Closing Shares, if applicable, NYSE Rule 312.03(b) (or its successor), and NYSE Rule 312.03(d) (or its successor).

"Canadian Competition Act Approval" means (i) the issuance to the Purchasers of an advance ruling certificate by the Commissioner of Competition under Subsection 102(1) of the Competition Act (Canada) to the effect that the Commissioner of Competition is satisfied that he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement; (ii) the waiting period, including any extension thereof, under Section 123 of the Competition Act (Canada) shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act (Canada) shall have been waived in accordance with paragraph 113(c) of the Competition Act (Canada), or (iii) the Purchasers shall have received a letter from the Commissioner of Competition indicating that he does not, as of the date of the letter, intend to make an application under Section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement.

"Code" means the United Stated Internal Revenue Code of 1986, as amended.

"Company Material Adverse Effect" means, with respect to the Company, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) is, or would reasonably be expected to be, materially adverse to the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) prevents or materially delays, interferes with, hinders or impairs the consummation by the Company of any of the transactions contemplated by this Agreement or the compliance by the Company with its obligations under this Agreement; provided, however, that for purposes of the foregoing clause (a), in no event shall any of the following individually or taken together, be deemed to constitute a Company Material Adverse Effect, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in the Company's stock price or trading volume on the NYSE, (ii) any failure by the Company to meet internal or analyst revenue, earnings or other financial projections or expectations for any period, (iii) any Effect that results from changes affecting the industry in which the Company operates, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or United States or global credit, financial or capital markets conditions, (iv) any Effect caused by the announcement of the transactions contemplated by this Agreement or the other Transaction Documents, or the identities of the Purchasers or any of their Affiliates as purchasers in connection with the transactions contemplated by this Agreement (it being understood that this clause (iv) shall not apply to a breach of any representation or warranty set forth in Sections 2.1(a) and 2.1(c)), (v) political conditions, including acts of war or terrorism, or natural disasters or any direct or indirect consequences of any pandemic or epidemic, including outbreaks or additional waves of outbreaks of any contagious diseases (including COVID-19 or any variation thereof) (such pandemics or epidemics, the "Pandemic Matters"), (vi) any action taken or omitted to be taken by the Company at the written request or with the prior written consent of the Purchasers (it being understood that any Board of Director's consent or action by the Purchasers' designees on the Board shall not constitute such prior written consent), (vii) changes in GAAP or other accounting standards (or any interpretation thereof) after the date hereof, (viii) changes in any Laws or interpretations or enforcement thereof after the date hereof; provided, however, that (A) the exceptions in clause (i) and (ii) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect or that the underlying cause of such failure (unless such underlying cause would otherwise be excluded from this definition) has resulted in, or contributed to, a Company Material Adverse Effect and (B) with respect to clauses (iii), (v), (vii) and (viii), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, but only to the extent such Effects disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry as the Company and its Subsidiaries.

"Company Subsidiary" means any Subsidiary of the Company.

"Competitor" means any Person that is (a) primarily engaged in any business that directly or indirectly competes with the business of the Company or any of its Subsidiaries and (b) set forth on Schedule 5.17 hereof (as the same may be updated from time to time by the Board of Directors reasonably and in good faith, by written notice to the Purchasers, solely to reflect the addition of Persons described in the foregoing clause (a) and the removal of Persons who cease to meet the description in the foregoing clause (a)).

"Credit Agreement" means that certain Second Amended and Restated Credit Agreement, dated as of October 24, 2018, among the Company, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Effect" means any change, event, effect, development or circumstance.

"Environmental Law" means any Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater or land) or natural resources, or (b) the exposure to, or the generation, use, storage, recycling, treatment, transportation, processing, handling, disposal or release of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing.

"Environmental Permit" means any permit, license, approval or other authorization issued under any Environmental Law.

"Equity Commitment Letters" means the equity financing commitment letters, dated as of the date hereof, between the Purchasers and the investment funds named therein, naming Company as an express third party beneficiary and pursuant to which such investment funds have committed to invest or cause to be invested in the equity capital of Parent the amounts set forth therein for the purposes of financing the Subsequent Closings.

"Equity Interest" means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

"ERISA Documents" means all material "employment benefit plans" as defined in Section 3(3) of ERISA that are maintained or sponsored by the Company or its Subsidiaries for the benefit of their respective current or former employees and with respect to which the Company or its Subsidiaries have any liability.

"First Closing Purchase Price" means the purchase price payable by the Purchasers to the Company in respect of the First Closing Shares (which shall be equal to the product of (i) the aggregate number of First Closing Shares and (ii) $1,000).

"Governmental Entity" means any court, administrative or regulatory agency or commission or other governmental or arbitral body or authority or instrumentality, including any state-controlled or owned corporation or enterprise, in each case whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

"Hazardous Substance" means any substance presently listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance or hazardous waste under any Environmental Law, including petroleum and any fraction thereof, and any radioactive materials and waste.

"Intellectual Property" means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® Handle) and related accounts, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (f) domain names, Internet addresses and other computer identifiers.

"Knowledge of the Company" means the actual knowledge of the Company's chief executive officer, chief financial officer, general counsel and the president of Pursuit.

"Law" means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.

"Permitted Transferee" means, with respect to any Person, (i) any Affiliate of such Person,

(ii)any successor entity of such Person or (iii) any investment fund, vehicle or similar entity of which the first specified Person, or any Affiliate, advisor or manager of the first specified Person serves as a general partner, manager or advisor, or any successor entity of the Persons described in this clause (iii).

"Person" has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

"Plan" means (i) any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) maintained for employees of the Company or of any member of a "controlled group," as such term is defined in Section 414 of the Code, of which the Company or any of its Subsidiaries is a part, or any such employee pension benefit plan to which the Company or any of its Subsidiaries is required to contribute on behalf of its employees, and any other employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; or (ii) any compensation, retirement, medical, vision, insurance, severance or other benefit plan, policy, program, agreement or arrangement, including any employment, change in control, bonus, equity- based compensation, retention or other similar plan, policy, program, agreement or agreement, in each case, that the Company or any of its Subsidiaries, maintains, sponsors, contributes to, is required to contribute to, is a party to, or as to which the Company or any of its Subsidiaries otherwise has any obligation or liability, contingent or otherwise, in respect of its current or former employees; in each case, excluding any compensation or benefit arrangement maintained by a Governmental Entity.

"Solvent" means, that (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the assets of the Company and its Subsidiaries on a consolidated basis is greater than the amount that is required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted.

"Subsequent Closing Purchase Price" means the aggregate purchase price payable by the Purchasers to the Company in respect of any Subsequent Closing Shares (which shall be equal to the product of (i) the aggregate number of Subsequent Closing Shares (if any) and (ii) $1,000).

"Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a Subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such Person, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.

"Tax Return" means any return, report or similar filing (including any elections, notifications, declarations, information statement, schedules or attachments thereto, and any amendment thereof) with respect to taxes filed or required to be filed with any Governmental Entity.

"Transaction Documents" means this Agreement, the Certificate of Designations, the Stockholders Agreement and the Registration Rights Agreement.

"Transfer" by any Person means, directly or indirectly, to (i) sell, transfer, assign, pledge, encumber, hypothecate, or dispose of, either voluntarily or involuntarily, any securities owned by such Person or of any interest (including any voting interest) in any securities owned by such Person, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any subject securities, for cash or otherwise; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (A) the conversion of one or more shares of Preferred Stock into shares of Common Stock pursuant to the Certificate of Designations, (B) the redemption or other acquisition of Common Stock or Preferred Stock by the Company, or (C) the direct or indirect transfer of any limited partnership interests or other equity interests in or by a limited partner of any investment fund or vehicles that, directly or indirectly, owns any Purchaser (so long as the Shares owned by such Purchaser do not constitute more than a majority of the direct or indirect assets of the transferor and transferee referred to in this clause (C) as of the time of such transfer).

(b)As used herein, the following terms are defined in the Section of this Agreement set forth after such term below:

Term	Location of Definition
Agreement	Preamble
Anti-Bribery Laws	Section 2.1(k)
Anti-Trust Approval	Section 3.1(a)
Applicable Matters	Section 5.4
Approved Transfers	Section 4.1(c)
Balance Sheet Date	Section 2.1(f)
Board of Directors	Section 2.1(c)(1)
Bylaws	Section 2.1(a)(1)
Certificate of Designations	Recitals
Certificate of Incorporation	Section 2.1(a)(1)
Chosen Court	Section 5.4
Closing Dates	Section 1.3
Closings	Section 1.4(a)
Common Stock	Section 2.1(b)(1)
Company	Preamble
Company Fundamental Representations	Section 1.4(b)
Designated Preferred Stock	Section 2.1(b)
Exchange Act	Section 2.1
Exercise Expiration Date	Section 1.3(a)
Exercise Notice	Section 1.3(a)
Expense Cap	Section 5.1
Expiration Date	Section 4.4
First Closing	Section 1.2(a)
First Closing Date	Section 1.2(a)
First Closing Shares	Section 1.1
38

Term	Location of Definition
GAAP	Section 2.1(f)(4)
German Competition Approval	Section 1.4(d)
Government Official	Section 2.1(k)
HSR Act	Section 3.1(a)
Junior Preferred Stock	Section 2.1(b)
Non-Recourse Party	Section 5.16
NYSE	Section 3.4
OFAC	Section 2.1(t)
Pandemic Matters	Definition of Company
Material Adverse Effect
Preferred Stock	Recitals
Pro Rata Share	Section 1.1
Proxy Statement	Section 3.4(b)
Purchaser	Preamble
Purchaser Election	Section 3.1(a)
Purchaser Fundamental Representations	Section 1.4(c)
Registration Rights Agreement	Section 1.2(b)(1)
Rights Agreement	Section 2.1(b)
Sanctions	Section 2.1(l)
SEC	Section 2.1(a)(2)
SEC Documents	Section 2.1(f)(1)
Series $4.75 Preferred Stock	Section 2.1(b)
Stockholder Approval	Section 3.4(b)
Stockholder Meeting	Section 3.4(b)
Subsequent Closing	Section 1.3
Subsequent Closing Date	Section 1.3
Subsequent Closing Shares	Section 1.1
Subsequent Closing Representations	Section 1.4(d)
Securities Act	Section 2.1
Shares	Section 1.1
Stockholders Agreement	Section 1.2(b)(1)
*****
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

VIAD CORP

By: /s/ Steven W. Moster

Name: Steven W. Moster

Title: President and Chief Executive Officer

[Signature Page to Investment Agreement]

CRESTVIEW IV VC TE HOLDINGS, LLC

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

CRESTVIEW IV VC HOLDINGS, L.P.

By: Crestview IV VC Holdings GP, LLC, its general partner

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

CRESTVIEW IV VC CI HOLDINGS, L.P.

By: Crestview IV VC CI GP, LLC, its general partner

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

[Signature Page to Investment Agreement]

SCHEDULE I

Closing Shares and Price

Purchaser	Number of First	Amount of First	Pro Rata Percentage
	Closing Shares	Closing Purchase	of Subsequent
		Price	Closing Shares and
			Subsequent Closing
			Purchase Price

Crestview IV VC TE	4,765.440	$ 4,765,440.00	3.5300%
Holdings, LLC

Crestview IV VC	130,002.060	$ 130,002,060.00	96.2978%
Holdings, L.P.

Crestview IV VC CI	232.500	$ 232,500.00	0.1722%
Holdings, L.P.

Total	135,000	$135,000,000	100%

EXHIBIT A

Form of Certificate of Designations

[See Attached]

EXHIBIT B

Form of Stockholders Agreement

[See Attached]

EXHIBIT C

Form of Registration Rights Agreement

[See Attached]